AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of March, 2013, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the “Fund Accounting Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the DSM Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the DSM Small-Mid Cap Growth Fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit U to the Agreement is hereby superseded and replaced with Amended Exhibit U attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Eric W. Falkeis	By:	/s/ Michael R. McVoy

Name: Eric W. Falkeis		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

DSM – 03/2013

Amended Exhibit U to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement
Name of Series	Date Added
DSM Large Cap Growth Fund
DSM Global Growth Fund
DSM Small-Mid Cap Growth Fund	on or after March 1, 2013
Multiple Series Trust FUND ACCOUNTING SERVICES - FEE SCHEDULE at June, 2009
Annual Fund Accounting Fee Per Fund*
Base fee on the first $[ ] million plus
[ ] basis point on the next $[ ] million
[ ] basis point on the balance
Annual Base Fee on First $[ ] Million Per Fund*
$[ ] per domestic equity fund
$[ ] per domestic balanced fund
$[ ] per domestic fixed income or money market fund
$[ ] per international or global equity funds
Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
●   Pricing Services
  ●   $[ ]  Domestic and Canadian Equities
  ●   $[ ]  Options
  ●   $[ ]  Corp/Gov/Agency Bonds
  ●   $[ ]  CMO’s
  ●   $[ ]  International Equities and Bonds
  ●   $[ ]  Municipal Bonds
  ●   $[ ]  Money Market Instruments
  ●   $[ ] /Fund/Month - Mutual Fund Pricing
  ●   $[ ]/Foreign Equity Security/Month for Corporate Action Service
  ●   $[ ] /Month Manual Security Pricing (>[ ]/day)
●   Factor Services (BondBuyer)
  ●   $[ ] /CMO/Month
  ●   $[ ]  /Mortgage Backed/Month
  ●   $[ ] /Month Minimum Per Fund Group
●   Fair Value Services (FT Interactive)
  ●   $[ ] on the first [ ] securities per day
  ●   $[ ] on the balance of securities per day
●   SWAP Pricing
  ●   Credit Default Swaps:
    ●    Each Set-Up:     $[ ]
    ●    Delivery Cost:     $[ ]/Day
  ●   Interest Rate Swaps:
    ●    Setup: $   [ ] each
    ●    Delivery Cost:     $[ ]/Day
     ●   Swaptions:
       ●    Set up: $[ ] each
       ●    Delivery Cost:     $[ ]/Day
Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.
Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature not required as fees are not changing – only the DSM Small-Mid Cap Growth Fund is being added.

DSM – 03/2013